                                                                    EXHIBIT 23.1


                          CONSENT OF ERNST & YOUNG LLP



We consent to the incorporation by reference in the Registration Statements (Form S-8's No. 333-32326 and No. 333-95757) pertaining to the Travelocity Holdings, Inc. 1999 Long-Term Incentive Plan, the Travelocity.com LP 1999 Long-Term Incentive Plan, the Travelocity Holdings, Inc. Employee Stock Purchase Plan and the Travelocity.com LP Employee Stock Purchase Plan of our report dated January 14, 2002, except for Note 16, as to which the date is March 26, 2002 with respect to the financial statements of Travelocity.com Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001.



                                          /s/ Ernst & Young LLP


March 26, 2002
Dallas, Texas